Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated July 22, 2019

Relating to Preliminary Prospectus dated July 15, 2019

Registration Statement No. 333-232412

Livongo Health, Inc.

This free writing prospectus relates to the initial public offering of the common stock of Livongo Health, Inc. (“Livongo”) and updates and supplements the preliminary prospectus dated July 15, 2019 (the “Initial Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-232412) relating to this offering of the common stock of Livongo. On July 22, 2019, Livongo filed Amendment No. 2 to the Registration Statement on Form S-1 relating to this offering of common stock of Livongo (“Amendment No. 2”), which Amendment No. 2 includes an update to the Initial Preliminary Prospectus (the “Updated Preliminary Prospectus”). Amendment No. 2, including the Updated Preliminary Prospectus, may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1639225/000119312519198419/d731249ds1a.htm

The Updated Preliminary Prospectus reflects (i) an increase in the estimated initial public offering price per share of common stock of Livongo from between $20.00 and $23.00 per share to between $24.00 and $26.00 per share (the “Price Range Increase”), and (ii) changes related to the Price Range Increase. Please refer to the link above to Amendment No. 2 for all of the changes to the disclosure in the Updated Preliminary Prospectus.

Livongo has filed a registration statement (including the Updated Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”), for the offering to which this communication relates. Before you invest, you should read the Updated Preliminary Prospectus and other documents Livongo has filed with the SEC for more complete information about Livongo and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Livongo, any underwriter or any dealer participating in the offering will arrange to send you the Updated Preliminary Prospectus if you request them from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com.